As filed with the United States Securities and Exchange Commission on May 10, 2023.

Registration No. 333-269674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREEDOM ACQUISITION I CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	NA
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14 Wall Street, 20th Floor

New York, NY 10005

Telephone: (212) 618-1798

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Adam Gishen

Chief Executive Officer

14 Wall Street, 20th Floor

New York, NY 10005

Telephone: (212) 618-1798

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Brandon J. Bortner David M. Hernand Paul Hastings LLP 2050 M Street NW Washington, D.C. 20036 Tel: (202) 551-1720	Matthew B. Hemington John T. McKenna Miguel Vega Rishab Kumar Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Tel: (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

•

Prior to the Closing of the Business Combination described in the proxy statement/prospectus, FACT intends to effect the Domestication, consisting of a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which FACT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Freedom Acquisition I Corp. (after the Domestication), the continuing entity following the Domestication, which will be renamed “Complete Solaria, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (the “Amendment No. 3”) to the Registration Statement on Form S-4 (File No. 333-269674) of Freedom Acquisition I Corp. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the proxy statement/prospectus that forms a part of the Registration Statement. Accordingly, a preliminary proxy statement/prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. FACT’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. FACT has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures FACT against its obligations to indemnify its officers and directors.

FACT’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to FACT and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by FACT if (i) FACT have sufficient funds outside of the Trust Account or (ii) FACT consummates an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FACT pursuant to the foregoing provisions, FACT have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File Number	Filing Date	Exhibit

2.1*	Business Combination Agreement, dated as of October 3, 2022, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation, and The Solaria Corporation (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex A)

2.2*	First Amendment to Business Combination Agreement, dated as of December 26, 2022, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, and Complete Solaria, Inc. (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex A-1)

2.3*	Second Amendment to Business Combination Agreement, dated as of January 17, 2023, by and among Freedom Acquisition I Corp., Jupiter Merger Sub I Corp., Jupiter Merger Sub II LLC, Complete Solar Holding Corporation, and Complete Solaria, Inc. (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex A-2)

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File Number	Filing Date	Exhibit

2.4	Agreement and Plan of Merger, dated as of October 3, 2022, by and between Complete Solar Holding Corporation, Complete Solar Midco, LLC, Complete Solar Merger Sub, Inc., The Solaria Corporation, and Fortis Advisors LLC	S-4	333-269674	February 10, 2023	2.4

3.1	Amended and Restated Memorandum and Articles of Association of Freedom Acquisition I Corp.	8-K	001-40117	March 2, 2021	3.1

3.2	Amendment to Amended and Restated Memorandum and Articles of Association of Freedom Acquisition I Corp.	8-K	001-40117	March 1, 2023	3.1

3.3	Form of Certificate of Incorporation of New Complete Solaria (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex B)

3.4	Form of Bylaws of New Complete Solaria (attached to the proxy statement/prospectus which forms part of this registration statement as Annex C)

3.5**	Form of Certificate of Domestication of the Registrant, to be filed with the Secretary of State of the State of Delaware

4.1	Specimen Unit Certificate	S-1	333-252940	February 10, 2021	4.1

4.2	Specimen Class A Ordinary Share Certificate	S-1	333-252940	February 10, 2021	4.2

4.3	Specimen Warrant Certificate	S-1	333-252940	February 10, 2021	4.3

4.4	Warrant Agreement, dated February 25, 2021, by and between Freedom Acquisition I Corp. and Continental Stock Transfer & Trust Company, as warrant agent	8-K	001-40117	March 2, 2021	4.1

4.5	Form of Amended and Restated Registration Rights Agreement (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex F)

5.1**	Legal Opinion of Paul Hastings LLP as to the validity of the securities being registered

8.1	Tax Opinion of Paul Hastings LLP	S-4	333-269674	April 28, 2023	8.1

10.1	Form of Lock-Up Agreement from certain of shareholders, officers, and directors of Freedom Acquisition I Corp. and Complete Solaria, Inc.	S-4	333-269674	February 10, 2023	10.1

10.2	Sponsor Support Agreement, dated as of October 3, 2022 (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex E)

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File Number	Filing Date	Exhibit

10.3	Company Stockholder Support Agreement, dated as of October 3, 2022	8-K	001-40117	October 4, 2022	10.3

10.4	Form of Convertible Notes Agreement (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex D)

10.5#	Form of Complete Solaria, Inc. 2023 Incentive Equity Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex G)

10.6#	Form of Complete Solaria, Inc. 2023 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms part of this registration statement as Annex H)

10.7	Letter Agreement, dated February 25, 2021, among Freedom Acquisition I Corp. and its officers and directors and Freedom Acquisition I LLC	S-4	333-269674	February 10, 2023	10.7

10.8	Investment Management Trust Agreement, dated February 25, 2021, between Freedom Acquisition I Corp. and Continental Stock Transfer & Trust Company, as trustee	8-K	001-40117	March 2, 2021	10.2

10.9	Amendment to Investment Management Trust Agreement, dated February 28, 2023, between Freedom Acquisition I Corp. and Continental Stock Transfer & Trust Company, as trustee.	8-K	001-40117	March 1, 2023	10.1

10.10	Administrative Services Agreement, dated February 25, 2021, between the Freedom Acquisition I Corp and Freedom Acquisition I LLC	8-K	001-40117	March 2, 2021	10.4

10.11	Private Placement Warrants Purchase Agreement, dated December 2, 2020, between Freedom Acquisition I Corp. and Freedom Acquisition I LLC	8-K	001-40117	March 2, 2021	10.5

10.12	Promissory Note, dated April 1, 2022, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC	8-K	001-40117	April 1, 2022	10.1

10.13	Amendment to Letter Agreement, dated June 6, 2022, by and among Freedom Acquisition I Corp., Freedom Acquisition LLC, LVS III SPE XLIII LP and certain individuals party thereto	8-K	001-40117	June 8, 2022	10.1

10.14	Promissory Note dated June 6, 2022, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC	8-K	001-40117	June 8, 2022	10.2

10.15	Promissory Note dated December 14, 2022, issued by Freedom Acquisition I Corp. to Tidjane Thiam, Adam Gishen, Abhishek Bhatia and Edward Zeng	8-K	001-40117	December 14, 2022	10.1

10.16	Promissory Note dated February 28, 2023, issued by Freedom Acquisition I Corp. to Freedom Acquisition I LLC	8-K	001-40117	March 2, 2023	10.1

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File Number	Filing Date	Exhibit

10.17	Bishop Ranch –Building Lease Part I and Bishop Ranch –Building Lease Part II dated October, 3 2018, as amended March 31, 2020	S-4	333-269674	February 10, 2023	10.15

10.18**	Form of Consent of Holders of Class B Ordinary Shares of Freedom Acquisition I Corp.

10.19+	Amended and Restated Channel Agreement dated November 27, 2017, as amended, by and between Sunrun Inc. and Complete Solar

10.20+	Distribution Agreement dated as of January 2, 2019, by and between Solaria and Consolidated Electrical Distributors, Inc. doing business as CED Greentech.

10.21+	Mosaic Dealer Agreement, dated January 24, 2017, by and among Complete Solar, Inc. and Solar Mosaic, Inc.

10.22#	Form of Employment Agreement between Complete Solaria, Inc. and Executive Officers

23.1	Consent of Marcum LLP	S-4	333-269674	April 28, 2023	23.1

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Complete Solaria, Inc.	S-4	333-269674	April 28, 2023	23.2

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Solaria Corporation	S-4	333-269674	April 28, 2023	23.3

23.4**	Consent of Paul Hastings LLP (included in Exhibits 5.1 and 8.1 hereto)

24.1	Power of Attorney (included on the signatures page to the proxy statement/prospectus which forms part of this registration statement)	S-4	333-269674	February 10, 2023	24.1

99.1**	Form of Proxy Card (attached to the proxy statement/prospectus which forms part of this registration statement as Annex K)

99.2	Consent of Duff & Phelps	S-4	333-269674	April 28, 2023	99.2

99.3	Consent of Thurman J. Rodgers	S-4	333-269674	February 10, 2023	99.3

99.4	Consent of William J. Anderson	S-4	333-269674	February 10, 2023	99.4

99.5	Consent of Devin Whatley	S-4	333-269674	February 10, 2023	99.5

99.6	Consent of Tidjane Thiam	S-4	333-269674	February 10, 2023	99.6

		Incorporated by Reference
Exhibit No.	Description	Schedule/ Form	File Number	Filing Date	Exhibit

99.7	Consent of Adam Gishen	S-4	333-269674	February 10, 2023	99.7

99.8	Consent of Ronald Pasek	S-4	333-269674	April 28, 2023	99.8

107	Filing Fee Table	S-4	333-269674	February 10, 2023	107

*	Schedule and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.
**	To be filed by amendment.
+

Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

#	Indicates management contract or compensatory plan or arrangement.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 10th day of May, 2023.

FREEDOM ACQUISITION I CORP.

By:	/s/ ADAM GISHEN
Name: Adam Gishen
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIDJANE THIAM Tidjane Thiam	Executive Chairman	May 10, 2023

/S/ ADAM GISHEN Adam Gishen	Chief Executive Officer (Principal Executive Officer and Principal Financial Officer and Principal Accounting Officer)	May 10, 2023

/S/* Edward Zeng	Director	May 10, 2023

/S/* Noreen Doyle	Director	May 10, 2023

/S/* William Janetschek	Director	May 10, 2023

/S/* Nell Cady-Kruse	Director	May 10, 2023

*By:	/S/ ADAM GISHEN Adam Gishen Attorney-in-fact